Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON FOUNDED 1866	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

July 14, 2009

Broadwind Energy, Inc.

47 East Chicago Avenue, Suite 332

Naperville, Illinois 60540

Re:                                    Broadwind Energy, Inc. Registration Statement on Form S-1 (File No. 333-159487)

Ladies and Gentlemen:

We refer to Registration Statement on Form S-1 (File No. 333-159487) initially filed by Broadwind Energy, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on May 27, 2009 under the Securities Act of 1933, as amended (the “Securities Act”), as amended by Amendment No. 1 being filed by the Company with the SEC under the Securities Act (such registration statement, as amended and as further amended, the “Registration Statement”), in connection with the registration of 58,789,503 shares of the common stock, par value $0.001 per share, of the Company (the “Shares”) to be sold by the selling stockholders named in the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5) of Regulation S-K, each under the Securities Act.

In rendering the opinion set forth herein, we have acted as counsel for the Company and have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, corporate documents and records of the Company, certificates of public officials and representatives of the Company, and other documents and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Based upon the foregoing, we are of the opinion that the Shares have been  legally issued and are fully paid and non-assessable.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to the application of the securities or blue sky laws of the

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships various states or the District of Columbia to the sale of the Shares, as contemplated by the Registration Statement.  This opinion letter is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and further consent to the reference to this Firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sidley Austin LLP